Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 21, 2025, in the Registration Statement (Form S-11) and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of up to $2,500,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 1, 2025